[LETTERHEAD OF ARTHUR ANDERSEN LLP]

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of Renaissance Fund LDC:

We have audited the accompanying statements of assets and liabilities, including the schedule of investments, of Renaissance Fund LDC (a Cayman Islands Limited Duration Corporation) as of December 31, 1998 and 1997, and the related statements of operations, changes in net assets and cash flows for the years then ended. These financial statements are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Renaissance Fund LDC as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles in the United States.

As discussed in Notes 1 and 4, the financial statements include portfolio investments valued at $94,944,741 (92.17% of net assets) and $133,469,181 (92.22% of net assets) at December 31, 1998 and 1997, respectively, whose values have been estimated by the Fund's Manager in the absence of readily ascertainable market values. However, because of the inherent uncertainty of valuation, the Fund's Manager's estimated values may differ from the values that would have been used had a ready market existed for the investments, and the differences could be material.


/s/ ARTHUR ANDERSEN LLP

Grand Cayman, B.W.I.
May 21, 1999